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                                    EXHIBIT 1

                                      October 3, 2000


Board of Directors
Ugly Duckling Corporation
2525 East Camelback Road, Suite 500
Phoenix, Arizona  85016

         Re:      Merger Proposal

Gentlemen:

         The purpose of this letter is to propose the principal terms of the acquisition of all outstanding common stock of Ugly Duckling Corporation not already owned by me through a merger with Ugly Duckling Corporation.

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MERGER:                             Ugly Duckling Corporation ("UDC") shall
                                    merge with a new corporation owned by me
                                    ("UDC Acquisition Corp.") in a merger
                                    transaction where UDC Acquisition Corp. will be the surviving entity (the "Merger"). Greg Sullivan will have an option to acquire a 20% interest in UDC Acquisition Corp. and will continue to operate UDC's business as Chief Executive Officer. I do not expect that any personnel of UDC will be terminated as a result of the transaction, and I will continue UDC's business.

UDC SHARES:                         As part of the Merger, UDC Acquisition Corp.
                                    shall issue to the holders of all
                                    outstanding shares of common stock of UDC
                                    not held by me (the "UDC Shares") $8.50 per
                                    UDC share (the "Merger Price"). The Merger
                                    Price represents a premium of nearly 50%
                                    over the current market price of the UDC
                                    Shares. The Merger Price shall be paid
                                    partially in cash in the amount of $2.50 per
                                    UDC Share and the balance of $6.00 per UDC
                                    Share shall be paid by the promissory notes
                                    of UDC Acquisition Corp. to the holders of
                                    the UDC Shares (the "Merger Notes"). The
                                    Merger Notes shall accrue interest at 10%,
                                    be payable in semi-annual installments of
                                    interest only and mature in 10 years. The
                                    Merger Notes shall be unsecured and
                                    subordinate to all other existing
                                    indebtedness of UDC and/or UDC Acquisition
                                    Corp.
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CONDITIONS:                         The Merger is conditioned upon satisfaction
                                    of the following primary contingencies:

                                    UDC Board Approval. Approval of the Merger by the Board of Directors of UDC. I understand that the Board of Directors of UDC may require a fairness opinion before granting approval.

                                    UDC Shareholder Approval. Approval of the
                                    Merger by the holders of the required number of UDC Shares.

                                    Appraisal Rights. If the holders of 5% or more of the UDC Shares exercise statutory appraisal rights, then I may elect to terminate the Merger.

                                    Regulatory Approvals. The receipt of any approvals required of any applicable governmental agencies.

DISCLOSURE:                         I intend to revise the Schedule 13D I
                                    recently filed with the Securities Exchange
                                    Commission regarding my possible intention to acquire additional UDC Shares to disclose this proposal. Each party agrees that it will not issue any press release or other disclosure relating to the proposed transaction without the prior approval of the other, which shall not be unreasonably withheld or delayed, unless such disclosure is required by applicable securities laws
                                    (in which event prior notice of the contents of the proposed disclosure shall be furnished).

DOCUMENTATION:                      This proposal of the principal terms of the
                                    Merger is not an offer and does not create
                                    any legally binding obligation (except that
                                    the last sentence of the preceding paragraph
                                    shall be binding upon the parties). However,
                                    we agree to use good faith efforts to
                                    prepare and execute mutually acceptable
                                    merger documents and neither party shall
                                    have any legally binding obligation to
                                    complete the proposed transaction unless and
                                    until mutually acceptable Merger Documents
                                    are executed.
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         Please respond by October 16, 2000. You may contact me at 602-778-5001 if you any questions or comments regarding the proposed Merger.

                                      Very truly yours,

                                      /s/ Ernest C. Garcia, II

                                      Ernest C. Garcia, II